Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Imperva, Inc. of our report dated October 18, 2018 relating to the financial statements of Prevoty, Inc. as of and for the year ended December 31, 2017, which appear in the Current Report on Form 8-K/A of Imperva, Inc. dated October 23, 2018.

/s/ Mazars USA LLP

Los Angeles, CA

November 5, 2018